                                                                  Exhibit 10(oo)

                   1996 MANAGEMENT INCENTIVE COMPENSATION PLAN
                          OF OXFORD HEALTH PLANS, INC.


1. Purpose. The purpose of the 1996 Management Incentive Compensation Plan of Oxford Health Plans, Inc. (the "Plan") is to promote the financial interests and growth of Oxford Health Plans, Inc. (the "Company") and its subsidiaries, by (i) attracting and retaining executive officers possessing outstanding ability; (ii) motivating such officers by means of performance-related incentives; and (iii) providing incentive compensation opportunities which are competitive with those of other major health care companies.

2. Definitions. The following definitions are applicable to the Plan:

      (a) "Base Salary" means a Participant's annual rate of base salary effective as of January 1 of the Plan Year (or, if later, a Participant's first date of employment).

      (b) "Board of Directors" means the Board of Directors of the Company.

      (c) "Code" means the Internal Revenue Code of 1986, as amended.

      (d) "Committee" means the Compensation Committee of the Board of Directors.

      (e) "Participant" means each executive officer of the Company (including officers of any subsidiaries of the Company who are treated as executive officers of any subsidiaries of the Company) who is selected by the Committee to participate in the Plan.

      (f)   "Plan Year"  means the calendar year.

3. Administration. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to:

      (i)   select the Participants;

      (ii) determine the size of awards to be made under the Plan, subject to
      Section 6 hereof; and

      (iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

4. Participation. Participants in the Plan shall be selected for each Plan Year from those executive officers of the Company and its subsidiaries who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company for that Plan Year. No such officer shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.

5. Performance Goals for Awards. The Committee shall establish performance goals and target awards for each Participant prior to the beginning of each Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of satisfying the requirements of Section 162(m) of the Code). The performance goals for a Plan Year shall be selected by the

      Committee form the following criteria: membership growth; revenue growth; earnings per share; administrative and medical expenses; development of private practice partnerships; establishment of case rate contracts; return on equity; geographic expansion; stock price performance; and increases in net income. The Committee shall select performance goals for each Plan Year.

6. Awards. Each Participant shall receive a percentage of Base Salary for each performance goal achieved during a Plan Year, with a maximum aggregate amount of 400% of a Participant's Base Salary payable for any Plan Year. In no event shall a Participant earn an award under the Plan in excess of $4,000,000 for any Plan Year. In its discretion, the Committee may reduce or eliminate awards earned by any Participant under the foregoing sentence, the Committee shall consider (i) the Company's performance for such Plan Year in delivery of high quality health care in its health benefit plans and programs promoting preventative care, self care and overall member wellness; (ii) the quality of service provided to members of the Company's plans in such Plan Year; and (iii) overall levels of customer well-being and satisfaction with the Company's plans. The Committee shall consider such information as it deems appropriate in connection with the foregoing, including rankings and reports issued by the National Committee on Quality Assurance, independent survey organizations and governmental authorities.

7. Payment of Awards. (a) Except as provided in (b) below, awards earned under the Plan shall be paid as promptly as practicable after the close of the applicable Plan Year, following certification by the Committee of the achievement of performance goals and the amounts to be paid for the Plan Year. Any such distribution shall be in cash.

            (b) The Committee shall have the right to require that payment of all or any portion of an earned award be deferred until such time or times as the Committee, in its sole discretion, shall determine. In addition, with Committee approval, a Participant may elect to defer the payment of any award earned under the Plan. Deferral elections shall be made at such time and in such manner as the Committee shall prescribe. The Committee shall establish such terms, conditions, rules and regulations as it shall deem necessary and advisable with respect to deferred awards including, but not limited to, the time of payment (including acceleration), the method of determining the additional amounts to be credited with respect to a deferred award, the applicable methods of payment of deferred awards, and any special rules that may apply in the